Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES APPOINTS NEW DIRECTOR

LOS ANGELES, October 2, 2007 – Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced that it has appointed Mr. George A. Vandeman to its board of directors effective immediately.

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer, commented, “We are thrilled to be able to have George join our Board.   His talent, experience, and enthusiasm will be a terrific addition.  We are confident that his extensive deal experience and corporate governance knowledge will not only complement but strengthen the depth of our existing Board.”

Mr. George A. Vandeman has been the principal of Vandeman & Co., a private investment firm, since he retired in July 2000 from Amgen Inc., the world’s largest biotechnology company.  From 1995 to 2000, Mr. Vandeman was Senior Vice President and General Counsel of Amgen and a member of its Operating Committee.  At various times during that period, he also served as head of Product Licensing and head of Corporate Development at Amgen.  Immediately prior to joining Amgen in July 1995, Mr. Vandeman was a senior partner and head of the Mergers and Acquisitions practice at the international law firm of Latham & Watkins LLP, where he worked for nearly three decades and represented Marvin Davis, Ted Turner, certain directors of Hollywood Park and the Hard Rock Café, among others.

Mr. Vandeman has also been active in the corporate arena as a principal.  He was a principal in the acquisition of Los Angeles television station KTLA by Kohlberg, Kravis, Roberts and the subsequent sale of the station to the Tribune Company.

Mr. Vandeman received a BA degree and JD degree from the University of Southern California.  He is a member of several professional organizations including the Los Angeles County Bar Association and the American Bar Association.  He is also a member and past Chair of the Board of Councilors at the University of Southern California Law School.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. The Company expects to qualify as a real estate investment trust for federal income tax purposes.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 9, 2007.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558